Exhibit 4.16

Portions of this exhibit have been omitted pursuant to Item 601 (b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

APPENDIX NO. 10

Regarding the Expansion Leased Area

(Attached to the Factory Lease Agreement No. 1501/2023/HĐTNX/VHIZ-VINFAST)

Whereas:

-

Vinhomes Industrial Zone Investment Joint Stock Company and VinFast Trading and Production Joint Stock Company have signed Factory Lease Contract No. 1501/2023/HĐTNX/VHIZ-VINFAST dated January 15, 2023;

-

Vinhomes Industrial Zone Investment Joint Stock Company, VinFast Trading and Production Joint Stock Company, and Vinhomes Hai Phong Industrial Zone Investment Joint Stock Company have signed Novation Agreement related to Factory Lease Contract;

-	Pursuant to Appendix No. 09 dated October 21, 2025.

Today, January 30, 2026, we, the undersigned, the by and between the following parties:

THE LESSOR:

VINHOMES HAI PHONG INDUSTRIAL ZONE INVESTMENT JOINT STOCK COMPANY

Head office address: VinFast Automotive Manufacturing Complex Project, Dinh Vu – Cat Hai Economic Zone, Cat Hai Special Zone, Hai Phong City, Vietnam

Tax code: [***]

Represented by: [***]

Title: [***]

Hereinafter referred to as “Lessor”

And

THE LESSEE:

VINFAST TRADING AND PRODUCTION JOINT STOCK COMPANY

Head office address: Dinh Vu - Cat Hai Economic Zone, Cat Hai Island, Cat Hai Special Zone, Hai Phong City, Vietnam

Business Registration Certificate No: [***]

Represented by: [***]

Title: [***]

Hereinafter referred to as “Lessee”

Lessor and Lessee are hereinafter collectively referred to as “Parties” and individually as “Party”

The Parties agree to enter into this Appendix (the “Appendix”) with the following contents:

Article 1. AGREED TERMS AND CONDITIONS:

NO.	CONTENT	DETAILS
1	Lease Area Including:	146,684.91 m2
1.1	Leasing area (According to the Appendix 09 dated October 21, 2025)	[***] m2
1.2	Additional leased area (Testing shop area)	[***] m2, including [***]. Details of additionally leased area are specified in Article 2 of this Appendix.
2	Start Date for the Additional Leased Area	January 30, 2026
3	End Date	January 14, 2033
4	Rental price (excluding VAT)

The reference rental price (“Reference Price”) applied at the effective time hereof is approximately [***] VND/m2/month. In the following years, calculated according to 12-month basis from the effective date hereof, the Reference Price will automatically increase by [***]%/year.

The Lessor applies preferential rental rates to the Lessee as follows: (i) the first [***] years equal to [***]% of the Reference Price; (ii) the next [***] years equal to [***]% of the Reference Price; and (iv) the following years will be equal to the market rental.

5	Management fee (excluding VAT)	Calculated by [***] VND/m2/month (x) the actual Total Leased Area
6	Wastewater treatment fee (excluding VAT)	[***] VND/m3/month

Article 2: LEASED AREA LAYOUT: As per the layout attached to this Appendix

Article 3. GENERAL TERMS

3.1	Except for the amendments and supplements set out above, all other terms and conditions of the Lease Agreement shall remain unchanged and in full force and effect.
3.2

This Appendix shall take effect from the date it is signed and sealed by the duly authorized representatives of the Parties and shall form an integral part of Factory Lease Agreement No. 1501/2023/HĐTNX/VHIZ-VINFAST. In the event of any inconsistency between this Appendix and the Lease Agreement, the provisions of this Appendix shall prevail.

3.3	This Appendix is made in 04 (four) counterparts in the same legal value, of which each Party keeps 02 (two) originals as basis for implementation. It is effective since signing.
For and on behalf of	For and on behalf of
LESSEE	LESSOR
Signed and sealed	Signed and sealed
[***]	[***]
Position: [***]	Position: [***]